Exhibit 99.1

January 28, 2021

Mason Industrial Technology, Inc. Announces Pricing of $450,000,000 Initial Public Offering

NEW YORK, January 28, 2021 — Mason Industrial Technology, Inc. (the “Company”), a newly incorporated blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced its initial public offering of 45,000,000 units at a price of $10.00 per unit. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole redeemable warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. The units will be listed on the New York Stock Exchange (the “NYSE”) beginning January 29, 2021 under the ticker symbol “MIT.U.” Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “MIT” and “MIT.W,” respectively.

Citigroup Global Markets Inc. and Jefferies LLC are serving as underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to 6,750,000 additional units to cover over-allotments, if any.

The Company is sponsored by Mason Industrial Sponsor, LLC, an affiliate of Mason Capital Management LLC, a New York based hedge fund active in public company, private company, event-driven, credit, shareholder activism and distressed investments. The Company was formed for the purpose of executing a business combination in the industrial technology, advanced materials or specialty chemicals industries.

The initial public offering will be made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission (“SEC”) website, http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, telephone: (877) 821-7388, or email: Prospectus_Department@Jefferies.com.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Jonathan Gasthalter

Gasthalter & Co.

(212) 257 4170 | jg@gasthalter.com

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